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EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE


The following table sets forth the computation of basic and diluted earnings per share:

                                                         1998          1997          1996
                                                           $            $              $
                                                     ---------------------------------------
Numerator:
Net income (loss)                                     (4,660,705)    8,999,271      (293,799)
Dividends on Series A preferred stock                    (21,081)      (54,000)         --
                                                      --------------------------------------
Numerator for basic and diluted earnings (loss) per
share - income(loss) available to common
stockholders                                          (4,681,786)    8,945,271      (293,799)
                                                      --------------------------------------
Denominator:
Denominator for basic earnings (loss) per share -
weighted average shares outstanding                    6,215,586     5,870,553     5,989,849
Effect of dilutive securities
Warrants                                                    --         139,155          --
                                                      --------------------------------------

Dilutive potential common shares Denominator
for diluted earnings (loss) per share adjusted
weighted-average shares and assumed
conversions                                            6,215,586     6,009,708     5,989,849
                                                      --------------------------------------

Basic earnings(loss) per share                             (0.75)         1.52         (0.05)
                                                      --------------------------------------
Diluted earnings(loss) per share                           (0.75)         1.49         (0.05)
                                                      --------------------------------------